                                                                EXHIBIT (c)(2)

                             STOCKHOLDER AGREEMENT


          Stockholder Agreement (together with Annex I attached hereto, this "Agreement"), dated as of June 28, 1998 by and among Fremont Acquisition Company
 ---------
III, LLC, a Delaware limited liability company ("Purchaser") and each individual
                                                 ---------
whose name appears on the signatures pages to this Agreement (each in his individual capacity, the "Management Stockholder", and collectively, the
                          ----------------------
"Management Stockholders").  Capitalized terms used and not otherwise defined
-----------------------
in this Agreement shall have the respective meanings assigned to such terms in an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date
                                      ----------------
hereof, among Purchaser, Global Motorsport Group, Inc., a Delaware corporation, formerly known as Custom Chrome, Inc. (the "Company") and GMS Acquisition Corp.,
                                            -------
a Delaware corporation and a wholly owned subsidiary of the Company ("Acquisition Sub").
  ---------------

              WHEREAS, each of the Management Stockholders is, as of the date hereof, the record and beneficial owner of the number of shares (the "Shares")
                                                                      ------
of common stock, par value $0.001 per Share (the "Common Stock"), of the
                                                  ------------
Company, as set forth opposite his name in column A on Annex I hereto, and the holder of Stock Options (as such term is defined in the Merger Agreement), as set forth opposite his name in column B on Annex I hereto; and

          WHEREAS, Purchaser, the Company and Acquisition Sub concurrently herewith are entering into the Merger Agreement, which provides, among other things, (i) for a recapitalization of the Company involving Purchaser, (ii) for a cash tender offer (the "Offer") to be made by the Company for up to the number
                          -----
of Shares equal to the Tender Offer Number, including the associated preferred stock purchase rights, for the Per Share Amount (as such terms are defined in the Merger Agreement) and (iii) for the merger, if necessary (the "Merger") of
                                                                   ------
Acquisition Sub with and into the Company following consummation of the Offer and upon the terms and subject to the conditions set forth in the Merger Agreement; and

          WHEREAS, the parties to the Merger Agreement intend that the acquisition be treated as a recapitalization for financial accounting purposes; and

          WHEREAS, as a condition to the willingness of Purchaser to enter into the Merger Agreement, and in order to induce Purchaser to enter into the Merger Agreement, the Management Stockholders have agreed to enter into this Agreement.

          NOW, THEREFORE, in consideration of the execution and delivery by Purchaser of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1.  Representations and Warranties of the Management
                      ------------------------------------------------
Stockholders.  Each of the Management Stockholders hereby represents and
------------
warrants, to Purchaser as follows:

                 (a) Such Management Stockholder is the record and beneficial owner of the number of Shares of Common Stock set forth opposite his name in column A on Annex I hereto, and the holder of Stock Options as set forth opposite his name in Column B on Annex I hereto (in each case, as may be adjusted from time to time pursuant to Section 5 hereof).

                 (b) Such Management Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                 (c) This Agreement has been validly executed and delivered by such Management Stockholder and constitutes the legal, valid and binding obligation of such Management Stockholder, enforceable against such Management Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                 (d) Neither the execution and delivery of this Agreement nor the consummation by such Management Stockholder of the transactions contemplated hereby will violate any other agreement to which such Management Stockholder is a party.

                 (e) The Shares (including the Management Option Shares as defined in Section 3 below) and the certificates representing such Shares are now (or upon issuance will be) and at all subsequent times during the term hereof will be held by such Management Stockholder, or by a nominee or custodian for the benefit of such Management Stockholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          SECTION 2.  Representations and Warranties of Purchaser.  Purchaser
                      -------------------------------------------
hereby represents and warrants to the Management Stockholders as follows:

                 (a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

                 (b) This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                 (c) Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or bound. The consummation by Purchaser of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Purchaser, except for any necessary filing under the HSR Act or state takeover laws.

          SECTION 3.  Exercise of Stock Options; Tender of Shares. Each of the
                      -------------------------------------------
Management Stockholders hereby agrees as follows:

                 (a) Not later than immediately prior to consummation of the Offer, each Management Stockholder shall exercise (or shall be deemed to have exercised) his Stock Options as set forth on Annex I hereto pursuant to a cashless exercise procedure whereby that number of Shares set forth in Column C of Annex I hereto shall be issued by the Company to such Management Stockholder (individually and collectively, the "Management Option Shares"). The number of
                                     ------------------------
Shares so issuable shall be determined by (i) multiplying (x) the number of Shares subject to each Stock Option so exercised by (y) the excess, if any, of the Per Share Amount over the per Share exercise price of such Stock Option,
(ii) dividing such product by the Per Share Amount, and (iii) rounding down to the nearest whole Share. With respect to any Stock Option not so exercised, each Management Stockholder agrees and consents to the cancellation of such Stock Option in exchange for certain consideration as set forth in Section 4.9 of the Merger Agreement.

          (b) Each Management Stockholder shall not tender into the Offer the number of Shares set forth opposite his name in Column D of Annex I hereto.

          (c) Each Management Stockholder shall tender into the Offer all remaining Shares set forth on Annex I as being owned by or issuable to such Management Stockholder, including all of his Management Option Shares (the result of the foregoing being that the number of Shares so tendered shall be equal to the amount in Column A plus the amount in Column C, less the amount in Column D).

          SECTION 4.  Transfer of the Shares.  Prior to the termination of this
                      ----------------------
Agreement, except as otherwise provided herein, none of the Management Stockholders shall: (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Management Stockholder's obligations hereunder or the transactions contemplated hereby.

          SECTION 5.  Certain Events.  In the event of any stock split, stock
                      --------------
dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by any of the Management Stockholders, the number of Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by such Management Stockholder.

          SECTION 6.  Certain Other Agreements.
                      ------------------------

                 (a) Each of the Management Stockholders hereby agrees to comply with and be bound by the provisions of Section 8.2 of the Merger Agreement as an officer, director, employee or agent of the Company, as the case may be.

                 (b) Prior to consummation of the Offer, each of the Management Stockholders and Purchaser agrees to use their good faith to negotiate and enter into arrangements with respect to the Shares that will be retained by such Management Stockholders following the consummation of the Transactions, substantially in accordance with the terms and conditions set forth in Exhibit A hereto.

          SECTION 7.  Further Assurances; Management Stockholder Capacity.
                      ---------------------------------------------------
Each of the Management Stockholders shall, upon request of Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Purchaser to be necessary or desirable to carry out the provisions hereof.

          SECTION 8.  Termination.  This Agreement, and all rights and
                      -----------
obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) the date (the "Termination Date") that is six months following
                              ----------------
the date upon which the Merger Agreement is terminated in accordance with its terms or (b) the consummation of the last to occur of any of the Transactions (as such term is defined in the Merger Agreement); provided, however, that (i)
                                                   --------  -------
Section 7 and Section 9 shall survive any termination of this Agreement.

          SECTION 9.  Expenses.  All fees and expenses incurred by any one
                      --------
party hereto shall be borne by the party incurring such fees and expenses.

          SECTION 10. Public Announcements.  Each of Purchaser and the
                      --------------------
Management Stockholders agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided,
                                                                      --------
however, that such disclosure can be made without obtaining such prior consent
-------
if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with the Nasdaq National Market and (ii) the party making such disclosure has first used its best efforts to consult with the other parties about the form and substance of such disclosure.

          SECTION 11.  Miscellaneous.
                       -------------

                 (a) All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five (5) business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                (i)  if to the Purchaser or Acquisition Sub, to:

                     Fremont Acquisition Company, LLC
                     c/o Fremont Partners, L.P.
                     50 Fremont Street, Suite 3700
                     San Francisco, California  94105
                     Attention:  Mark N. Williamson and
                     Kevin R. Baker
                     Facsimile: (415) 284-8191

                  With a copy to:

                     Skadden,Arps,Slate,Meagher & Flom LLP
                     Four Embarcadero Center, Suite 3800
                     San Francisco, California  94111
                     Attention:  Kenton J. King, Esq.
                     Facsimile: (415) 984-2698

                  and

                (ii) if to any of Management Stockholders, to the address set forth on signature pages hereto,

               With a copy to:

                    Gibson, Dunn & Crutcher, LLP
                    4 Park Plaza
                    Irvine, CA  92614
                    Attention:  Thomas D. Magill, Esq.
                    Facsimile Number:  (949) 475-4648

          (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

          (d) This Agreement (including the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

          (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

          (f) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer any rights or remedies hereunder upon any person other than the parties hereto and their respective successors and assigns.

          (g) If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (h) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and
(ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Wilmington, Delaware.

          (i) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

          (j) The obligations of each of the Management Stockholders pursuant to this Agreement shall be several, not joint.

          IN WITNESS WHEREOF, Purchaser and each of the Management Stockholders has caused this Agreement to be duly executed and delivered as of the date first written above.

                                            FREMONT ACQUISITION COMPANY III, LLC


                                            By
                                              ---------------------------------
                                              Name:
                                              Title:



                                            -----------------------------------
                                              Joseph Piazza

                                            Address:

                                            -----------------------------------

                                            -----------------------------------


                                            -----------------------------------
                                              James J. Kelly, Jr.

                                            Address:

                                            -----------------------------------

                                            -----------------------------------


                                            -----------------------------------
                                              Lionel M. Allan

                                            Address:

                                            -----------------------------------

                                            -----------------------------------


                                            -----------------------------------
                                              Joseph F. Keenan

                                            Address:

                                            -----------------------------------

                                            -----------------------------------

                                            -----------------------------------
                                              R. Steven Fisk

                                            Address:

                                            -----------------------------------

                                            -----------------------------------


                                            -----------------------------------
                                              Joseph P. Piazza, Jr.

                                            Address:

                                            -----------------------------------

                                            -----------------------------------


                                            -----------------------------------
                                              David Clark

                                            Address:

                                            -----------------------------------

                                            -----------------------------------


                                            -----------------------------------
                                              Lee Katsuda

                                            Address:

                                            -----------------------------------

                                            -----------------------------------


                                            -----------------------------------
                                              Frances Mora

                                            Address:

                                            -----------------------------------

                                            -----------------------------------

                                            -----------------------------------
                                              Dennis Navarra

                                            Address:

                                            -----------------------------------

                                            -----------------------------------


                                            -----------------------------------
                                              Rick Saunders

                                            Address:

                                            -----------------------------------

                                            -----------------------------------


                                            -----------------------------------
                                              Audy Sisk

                                            Address:

                                            -----------------------------------

                                            -----------------------------------


                                            -----------------------------------
                                              Nate Stewart

                                            Address:

                                            -----------------------------------

                                            -----------------------------------

                                    ANNEX I.

                       Ownership of Company Common Stock




-------------------------------------------------------------------------------------------------------------
                                    A                B                         C                 D
                                                 (1) Number
                                                 of Shares
                                                 Subject to
                                                 Outstanding
                                                 Stock
                              Number of          Options,
                              Shares Owned       and (2)
                              (Excluding         Exercise                Net Number of
                              Shares             Price (List             Shares to Be
                              Issuable upon      each option             Issued upon        Number of
                              the Exercise       grant on                Cashless           Shares Not to
                              of Stock           separate                Exercise of        Be Tendered in
                              Options)           line)                   Stock Options      the Offer
                                                ----------------
                                                  (1)     (2)
-------------------------------------------------------------------------------------------------------------
1. Joseph Piazza                     0            *        *                13,000           13,000
-------------------------------------------------------------------------------------------------------------
2. James J. Kelly, Jr.           3,897            *        *                16,103           20,000
-------------------------------------------------------------------------------------------------------------
3. Lionel M. Allan               6,500                                           0            6,500
-------------------------------------------------------------------------------------------------------------
4. Joseph F. Keenan              2,500            *        *                 7,500           10,000
-------------------------------------------------------------------------------------------------------------
5. R. Steven Fisk               14,694            *        *                 5,306           20,000
-------------------------------------------------------------------------------------------------------------
6. Joseph P. Piazza, Jr.             0            *        *                 1,579            1,579
-------------------------------------------------------------------------------------------------------------
7. David Clark                   7,500            *        *                                  7,500
-------------------------------------------------------------------------------------------------------------
8. Lee Katsuda                       0            *        *                   600              600
-------------------------------------------------------------------------------------------------------------
9. Frances Mora                     13            *        *                   487              500
-------------------------------------------------------------------------------------------------------------
10. Dennis Navarra                 684            *        *                 5,316            6,000
-------------------------------------------------------------------------------------------------------------
11. Audy Sisk                        0            *        *                 1,000            1,000
-------------------------------------------------------------------------------------------------------------
12. Nate Stewart                     0            *        *                   300              300
-------------------------------------------------------------------------------------------------------------
13. Rick Saunders                    0            *        *                 1,000            1,000
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

* See attached

                                                                       EXHIBIT A

                                    PUT/CALL
                                  ARRANGEMENTS

          As a means to provide liquidity to management upon any separation from the Company, the Company will enter into agreements with management providing for the following:


   Put/Call Rights                       In the event of a termination of the
                                         executive's service for any reason
                                         prior to an initial public offering
                                         of the Company's common stock, all
                                         shares and options owned by the
                                         executive will be subject to a put
                                         right exercisable by the executive
                                         and a call right exercisable by the
                                         Company in each case within 90 days
                                         of the relevant termination date.
   Purchase Price

     a.  On or Prior to the First        If a termination of an executive's
         Anniversary                     service occurs on or prior to the
                                         first anniversary of the closing of
                                         the acquisition (the "Closing"), then
                                         the price per share paid upon the
                                         exercise of a put right or a call
                                         right will be $21.75 (less the
                                         exercise price in the case of a put
                                         or a call of an option).

     b.  After the First                 If a termination of an executive's
         Anniversary but Prior to the    service occurs after the first
         Third Anniversary Other than    anniversary of the Closing but prior
         as a Consequence of An          to the third anniversary and was a
         Involuntary Termination         result of executive's resignation or
                                         executive's termination for cause by
                                         the Company, then the price per share
                                         paid upon exercise of a put right or
                                         call right will be the lesser of (x)
                                         $21.75 plus 7% compounded annually
                                         from the Closing or (y) fair market
                                         value as determined in good faith by
                                         the Board based upon the enterprise
                                         value of the Company divided by its
                                         fully diluted shares outstanding
                                         ("Fair Market Value") (less the
                                         exercise price in the case of a put
                                         or call of an option).

     c.  On or After the Third           If a termination of an executive's
         Anniversary or as a             service occurs after the first
         Consequence of an               anniversary of the Closing and was a
         Involuntary Termination         consequence of death, permanent

         After the First                 disability or a termination
         Anniversary                     by the Company other than for cause
                                         or occurs for any reason on or after
                                         the third anniversary of the
                                         Closing, then the price per share
                                         paid upon the exercise of a put
                                         right or call right will be Fair
                                         Market Value (less the exercise
                                         price in the case of a put or call
                                         of an option).